                                                               EXHIBIT 99

ATC Technology Corporation Reports Third Quarter 2008	NEWS RELEASE
Results	For Immediate Release
For more information,
Mary Ryan
630.663.8283
maryan@corpatc.com
•	Achieves $0.48 EPS; updates 2008 EPS guidance to $1.85 - $1.95
•	Record quarter for Logistics with net sales of $94.3 million
•	Repurchased $7.6 million of stock during the quarter
•	Plan to restructure Drivetrain
•	Cash flow and liquidity remain strengths

Downers Grove, Illinois, Tuesday, October 28, 2008 – ATC Technology Corporation (ATC) (NASDAQ:ATAC), today reported financial results for the quarter ended September 30, 2008.

Third Quarter Results
For the third quarter of 2008, net sales increased 4.2% to $138.9 million from $133.3 million in the third quarter of 2007.  Income from continuing operations for the third quarter of 2008 decreased to $10.2 million from $12.8 million in the third quarter of 2007.  The resulting income from continuing operations per diluted share was $0.48 for the third quarter of 2008 compared to $0.58 for the third quarter of 2007.

The Company’s Logistics segment delivered its strongest quarterly revenue with net sales of $94.3 million, up 25.1% from $75.4 million for the third quarter of 2007.  Logistics segment profit for the quarter increased 15.4% to $14.2 million from $12.3 million in the same quarter of last year.  The increases in revenue and profit were driven largely by the efficient ramp-up of new business programs, including TomTom, plus increased volumes with AT&T.

The Drivetrain segment’s net sales of $44.6 million decreased 23.0% from $57.9 million for the third quarter of 2007.  Third quarter 2008 segment profit, impacted by reduced volumes, decreased to $1.5 million compared to $7.7 million for the third quarter of 2007.  The decrease in revenue was driven primarily by lower volumes of Honda remanufactured transmissions for warranty applications compared to the prior year’s third quarter volumes, which were higher due to warranty extensions on certain models.  Additionally, the Company experienced continued softness in demand for Ford and Chrysler remanufactured transmissions due to normal life-cycle decay of legacy transmission platforms while newer Ford and GM six-speed platforms have resulted in only modest volume increases due to general market softness.  Segment profit was correspondingly impacted by the decrease in revenue due to negative operating leverage.

Management Comments
Don Johnson, Chairman and CEO said, “Overall, the Company’s performance was led by our Logistics business, which achieved its 18th consecutive quarter-over-quarter increase in revenue with net sales up 25.1% to a new quarterly revenue record of $94.3 million.”
“I am pleased to report that Logistics’ performance during the quarter was driven by increased volumes with our key customers as we supported their market initiatives.  Segment margin of 15.1% remained higher than our long- term expectations due to a favorable mix of base business and operational efficiency improvements that delivered further cost reductions.  I am excited that our business with long-standing customers continues to expand as we simultaneously roll out significant programs with newer customers.”

“As expected, our Drivetrain segment remains challenged by the year-over-year reduction in Honda business, as well as by continued softness with Ford and Chrysler, resulting in continued negative operating leverage.  While we have been implementing cost reductions throughout the year including a 28% reduction in personnel, our focus between now and year-end is to finalize with the Board of Directors, and to begin implementation of, our plans to restructure the Drivetrain business to maximize operational efficiencies in light of current and anticipated economic conditions in the vehicle-related markets.”

“Additionally during the quarter, we repurchased $7.6 million of stock pursuant to the $50 million stock repurchase plan we announced in February, bringing the total value of stock repurchased in the first nine months of the year to approximately $32.5 million, constituting approximately 7% of the outstanding shares.”

“With solid cash flow from operations, we ended the quarter with a net cash position of $5.5 million and zero debt.  We have adequate access to capital to expand our business as our current $150 million credit facility backed by a nine bank syndicate,  led by Bank of America and JPMorgan Chase, is not up for renewal until March 2011.  Despite the uncertainties of the current economic environment, we believe that our current business structure will continue to generate strong cash flow supporting new growth and the financial flexibility to evaluate acquisitions opportunistically.”

“Finally, based on our current outlook for the remainder of this year, we are updating our full-year guidance.  Revenue guidance is now $540-$548 million, revised from our previous guidance of $535-$555 million, with earnings per diluted share from continuing operations revised to $1.85-$1.95 from $1.80-$2.00.  Expectations for the Company are led by continued, strong, year-over-year revenue growth in our Logistics business with revenues expected to be in the $362-$368 million range, increased from our previous range of $345-$360 million.  Logistics segment profit is now expected to be in the $55-$59 million range, up from $50-$55 million, due to continued strength in our base businesses, clearer views to the ramp-up of our new business implementations, and improved efficiencies for the balance of the year.  Our revenue guidance for the Drivetrain business is now in the range of $178-$180 million, down from $190-$195 million, reflecting our soft outlook for the balance of 2008.  Correspondingly, Drivetrain segment profit is revised to $7-$8 million, down from the previous range of $12-$13 million.  These expectations do not reflectpotential fourth quarter restructuring charges in the Drivetrain business.”

“As I look at ATC within the context of the challenges of the current global economy, I feel that we are in a better position than many companies to weather this uncertain economic period.  The following factors support my view as to the strength of our current position: we have nurtured very strong customer relationships across both of our business segments; our key Logistics customers are maintaining leading market positions and our business with them is increasing; our Drivetrain segment’s customers are the service and parts organizations of the OEMs rather than the vehicle assembly line operations that are disproportionately impacted by the dramatic new vehicle sales declines; our moves into the Czech Republic, Mexico and Canada are opening longer-term opportunities; our solid cash flow and liquidity position are enviable with zero debt, $5.5 million in cash, and nearly $150 million of borrowing capacity; and we are pursuing almost $300 million in annual revenue opportunities via our new business pipelines.  While no company, including ATC, is completely immune from potentially prolonged economic uncertainty, our entire senior management team is committed to both meet these challenges head-on and make tough decisions today that will continue to position ATC for long-term shareholder value.”

“Recognizing the potential for challenges that may lie ahead, our focus during the balance of the year will be on streamlining the Drivetrain business to improve performance, the pursuit of additional new business in our target markets in both segments to drive growth and diversification, the diligent management of our working capital, further cost reductions to drive overall improvement, and the careful and prudent evaluation of tactical acquisitions.”

ATC will simultaneously host a conference call (dial-in number is 877-545-1407) and webcast to discuss the operating highlights and financial results for the third quarter of 2008 on Wednesday, October 29, 2008 at 9:00 A.M. Central time.

Conference call information (for those interested in asking questions after the presentation) and the webcast link (for those interested in listening only) are available at the Company’s website at www.goATC.com.  Click on Investor Relations and SEC Filings.  Select Webcasts.  Please access the website up to one hour prior to the call to register, download slides and install any necessary audio/video software.  A “No Audio-Slides Only” link is also available and will allow conference call participants to view slides in sync with the conference call.

The call and slides will be archived for one year on the ATC website and will be available two hours subsequent to the call.

For further information, please see the Company’s periodic reports filed with the Securities and Exchange Commission.

ATC Technology Corporation is headquartered in Downers Grove, Illinois.  The Company provides comprehensive engineered solutions for logistics and refurbishment services to the consumer electronics industries and the light and medium/heavy-duty vehicle service parts markets.

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goATC.com

Certain statements in this news release are “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  These forward-looking statements generally include all statements other than statements of historical fact, including statements that are predictive, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes,” and similar expressions. In addition, any statements concerning future financial performance or position (including future revenues, expenses, earnings, growth rates or margins), ongoing business strategies, budgets or prospects, and possible future actions are also forward-looking statements. The forward-looking statements contained in this news release are based on information available to our management as of the date of this news release, and reflect management’s judgments, beliefs and assumptions as of the date of this news release with respect to future events, the outcome of which is subject to risks and uncertainties that could have a significant impact on our business, operating results or financial condition in the future. Should one or more of these risks or uncertainties materialize, or should underlying information, judgments, beliefs or assumptions prove incorrect, actual results or outcomes could differ materially from those expressed or implied by the forward-looking statements in this news release. Some of these risks and uncertainties are described in our periodic filings with the Securities and Exchange Commission.  We disclaim any intention or obligation to update the forward-looking

ATC TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Net sales:
Services	$94,302	$75,390	$265,571	$213,017
Products	44,617	57,870	138,512	181,869
Total net sales	138,919	133,260	404,083	394,886

Cost of sales:
Services	70,711	52,841	198,337	154,629
Products	36,860	45,557	113,081	138,259
Products - exit, disposal, certain severance and other charges	-	-	-	713
Total cost of sales	107,571	98,398	311,418	293,601

Gross profit	31,348	34,862	92,665	101,285

Selling, general and administrative expense	15,420	14,750	43,199	43,468
Amortization of intangible assets	31	62	118	181
Exit, disposal, certain severance and other charges	214	62	1,332	575

Operating income	15,683	19,988	48,016	57,061

Interest income	125	254	531	439
Other income, net	33	21	132	85
Interest expense	(161)	(125)	(536)	(819)

Income from continuing operations before income taxes	15,680	20,138	48,143	56,766

Income tax expense	5,516	7,290	17,934	20,669

Income from continuing operations	10,164	12,848	30,209	36,097

Loss from discontinued operations, net of income taxes	(2)	(2,107)	(2,480)	(5,610)

Net income	$10,162	$10,741	$27,729	$30,487

Per common share - basic:
Income from continuing operations	$0.49	$0.59	$1.42	$1.66
Loss from discontinued operations	$-	$(0.10)	$(0.12)	$(0.26)
Net income	$0.49	$0.49	$1.31	$1.40

Weighted average number of common shares
outstanding	20,758	21,879	21,201	21,769

Per common share - diluted:
Income from continuing operations	$0.48	$0.58	$1.41	$1.63
Loss from discontinued operations	$-	$(0.09)	$(0.12)	$(0.25)
Net income	$0.48	$0.48	$1.29	$1.38

Weighted average number of common and
common equivalent shares outstanding	21,004	22,237	21,431	22,094